Exhibit 4.2

WASTE CONNECTIONS, INC.

as Issuer,

to

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FOURTH SUPPLEMENTAL INDENTURE,

Dated as of March 13, 2020,

to Indenture dated as of November 16, 2018

$500,000,000

3.050% Senior Notes due 2050

TABLE OF CONTENTS

i

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 13, 2020 (the “Fourth Supplemental Indenture”), between WASTE CONNECTIONS, INC., a corporation existing under the laws of Ontario, Canada (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a U.S. national banking association, as trustee under the Base Indenture referred to below (the “Trustee”).

WHEREAS, the Company entered into an Indenture with the Trustee, dated as of November 16, 2018 (the “Base Indenture” and, as amended and supplemented by this Fourth Supplemental Indenture, the “Indenture”), providing for the issuance of senior debt securities, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors; and

WHEREAS, the Company proposes to issue $500,000,000 aggregate principal amount of its 3.050% Senior Notes due 2050 (the “Notes,” and all references to Securities in the Base Indenture shall be deemed to refer also to the Notes unless the context otherwise provides); and

WHEREAS, Section 9.1 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture, to among other things, establish the form or terms of Notes as permitted by the Base Indenture without the consent of any Securityholder; and

WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture; and

WHEREAS, all things necessary have been done to make this Fourth Supplemental Indenture, when executed and delivered by the Company, the legal, valid and binding agreement of the Company, in accordance with its terms; and

WHEREAS, all things necessary have been done to make the Notes, when executed and delivered by the Company and authenticated by the Trustee as provided for in the Indenture, the legal, valid and binding agreements of the Company, in accordance with their terms; and

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH, the parties hereto mutually covenant and agree as follows:

ARTICLE One

SECURITY FORMS

SECTION 1.1.  Forms of Notes. The Notes and any Additional Notes shall be in substantially the form of Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of the Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any exchange on which the Notes may be listed, or to conform to usage. The terms and provisions set forth in the Notes shall constitute, and are hereby made a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of the Base Indenture and this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

SECTION 1.2.  Price. The Notes (excluding any Additional Notes) shall be issued at 98.525% of the aggregate principal amount of $500,000,000.

SECTION 1.3.  Denominations. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 1.4.  Payment; Interest. The principal amount of each Note shall be payable on April 1, 2050. Each Note shall bear interest from and including the date of issuance, or the most recent Interest Payment Date (as defined below), at the fixed rate of 3.050% per annum. The dates on which interest on the Notes shall be payable shall be April 1 and October 1 of each year, commencing October 1, 2020 (the “Interest Payment Dates”). The regular record date for interest payable on the Notes on any Interest Payment Date shall be March 15 and September 15, as the case may be, immediately preceding such Interest Payment Date.

ARTICLE Two

AMENDMENTS TO BASE INDENTURE PROVISIONS

SECTION 2.1.  Generally. The Base Indenture is hereby amended or amended and restated, in each case solely with respect to the Notes, as indicated in the following sections.

SECTION 2.2.  Additional Definitions. Section 1.1 of the Base Indenture is hereby amended by adding the following definitions in correct alphabetical order:

“Additional Notes” shall have the meaning set forth in Section 2.1.

“Agent Members” shall have the meaning set forth in Section 2.14.7(a).

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary for such Security to the extent applicable to such transaction and as in effect at the time of such transfer or transaction.

“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction. To determine that present value, the Company uses a discount rate equal to the lease rate of the Sale and Leaseback Transaction or, if the lease rate is not known to the Company, the weighted average interest rate of all series of securities outstanding at the time under the indenture compounded semi-annually. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(a)               the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(b)               the consummation of any transaction (including any merger, amalgamation or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(c)               the Company consolidates with, or merges or amalgamates with or into, any person, or any person consolidates with, amalgamates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving or resulting person immediately after giving effect to such transaction;

(d)               during any period of twelve (12) consecutive calendar months, individuals who were members of the Board of Directors on the first day of such period cease to constitute a majority of the Board of Directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; or

(e)               the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Offer” shall have the meaning set forth in Section 12.1(a).

“Change of Control Payment” shall have the meaning set forth in Section 12.1(a).

“Change of Control Payment Date” shall have the meaning set forth in Section 12.1(b)(iv).

“Change of Control Repurchase Notice” shall have the meaning set forth in Section 12.1(c)(i).

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the Trigger Period. If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date: (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Tangible Assets” means the total amount of assets of the Company and its consolidated subsidiaries less the value of all intangible assets, calculated based on the Company’s most recent balance sheet filed with the SEC.

“Credit Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated March 21, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, Bank of America, N.A., acting through its Canada Branch, as global agent, the swing line lender and letter of credit issuer, Bank of America, N.A., as the U.S. Agent and a letter of credit issuer, the lenders and any other financial institutions from time to time party thereto.

“Excluded Holder” shall have the meaning set forth in Section 4.8(b).

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Company’s audited financial statements as of and for the year ended December 31, 2018 for all purposes of the Indenture notwithstanding any change in GAAP relating thereto unless the Company otherwise agrees to a change with the lenders under the Credit Agreement in accordance with the terms thereof.

“Indebtedness” means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party, (b) all items that would be included as liabilities on a balance sheet in accordance with GAAP as of the date at which Indebtedness is to be determined, and (c) all indebtedness secured by a security interest in property owned or being purchased by the indebted party and all guarantees of Indebtedness.

“Independent Investment Banker” means BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. or Wells Fargo Securities, LLC as selected by the Company, and their respective successors, or if each of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Investment Grade” means a rating of BBB– or better by Fitch (or its equivalent under any successor rating category of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Par Call Date” shall have the meaning set forth in Section 3.7(a).

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Principal Property” means any (i) waste processing, waste disposal or resource recovery plant or similar facility, together with fixtures thereon and the land underlying such facility (including any improvements thereon) and (ii) the Company’s corporate headquarters, together with fixtures thereon and the land underlying such building or buildings (including any improvements thereon), in each case, located within the United States or Canada and owned by or leased to the Company or any Restricted Subsidiary except (a) any such land, land improvements or fixtures (x) owned or leased jointly or in common with one or more persons other than the Company and any Restricted Subsidiaries in which the Company’s and its Restricted Subsidiaries’ interest does not exceed 50%, or (y) which the Board of Directors determines is not material in importance to the Company’s total business or (b) any portion of such land, land improvements or fixtures that the Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency and the Company shall give notice of such appointment to the Trustee.

“Reference Treasury Dealer” means: (1) each of BofA Securities, Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer selected by MUFG Securities Americas Inc. and Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer (a), the Company will substitute for such firm another Primary Treasury Dealer; and (2) up to four additional Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Relevant Taxing Jurisdiction” shall have the meaning set forth in Section 4.8(a).

“Restricted Subsidiary” means any Subsidiary of the Company (other than any Subsidiary of which the Company owns less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by the Company or any Restricted Subsidiary in, the storage, collection, transfer, interim processing, disposal or recycling of waste within the United States or Canada or (b) which the Company designates as a Restricted Subsidiary in an Officer’s Certificate delivered to the Trustee.

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 4.7.

“Security Instrument” means any security agreement, chattel mortgage, assignment, financing or similar statement or notice, continuation statement, other agreement or instrument, or amendment or supplement to any thereof, providing for, evidencing or perfecting any Security Interest or lien.

“Security Interest” means any interest in any real or personal property or fixture which secures payment or performance of an obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising under a Security Instrument or as a matter of law, judicial process or otherwise.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor to its rating agency business.

“Taxes” shall have the meaning set forth in Section 4.8(a).

“Treasury Rate” means, with respect to any redemption date: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Trigger Period” means the period commencing on the earlier of (1) the first public announcement by the Company of any Change of Control (or pending Change of Control) and (2) such Change of Control, and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any person as of any date means the capital stock or share capital of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

SECTION 2.3.  Replaced Definitions. Section 1.1 of the Base Indenture is hereby amended by replacing in whole the following definitions in lieu of the corresponding existing definitions, so that in the event of a conflict with the definitions of terms in the Base Indenture, the following definitions shall control:

“Additional Amounts” shall have the meaning set forth in Section 4.8(a)(iii).

“Depositary” means, with respect to the Notes, The Depository Trust Company (“DTC”), its nominees and successors, or another person designated as Depositary by the Company, which must be a clearing agency registered under the Exchange Act.

SECTION 2.4.  Issuable in Series. Section 2.1 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“The aggregate principal amount of Securities that may be authenticated and delivered under this Indenture is unlimited. The Securities may be issued in one or more Series. Additional Notes of the same class and Series (the “Additional Notes”) may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the Notes. All Securities of a Series shall be identical except as may be set forth or determined in the manner provided in a Board Resolution, supplemental indenture or Officer’s Certificate detailing the adoption of the terms thereof pursuant to authority granted under a Board Resolution. In the case of Securities of a Series to be issued from time to time, the Board Resolution, Officer’s Certificate or supplemental indenture detailing the adoption of the terms thereof pursuant to authority granted under a Board Resolution may provide for the method by which specified terms (such as interest rate, maturity date, record date or date from which interest shall accrue) are to be determined. Securities may differ between Series in respect of any matters, provided that all Series of Securities, including the Notes and Additional Notes, shall be equally and ratably entitled to the benefits of the Indenture.”

SECTION 2.5.  Book-Entry Provisions for Global Securities. A new Section 2.14.7 shall be added after 2.14.6 in the Base Indenture, which shall read as follows:

“Section 2.14.7  Book-Entry Provisions for Global Securities

(a)               Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under such Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or shall impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

(b)               The Depositary or its nominee, as registered owner of a Global Security, shall be the Holder of such Global Security for all purposes under this Indenture and the Securities, and owners of beneficial interests in a Global Security shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Security will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Agent Members.”

SECTION 2.6.  CUSIP Numbers. Section 2.15 of the Base Indenture is amended by adding the following sentence at the end of the current provision:

“If Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, they shall be issued under a separate CUSIP number from that under which the Notes are issued.”

SECTION 2.7.  Selection of Securities to be Redeemed. Section 3.2 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in any, by lot or in any other manner that the Trustee deems fair and appropriate, including by lot or other method, unless otherwise required by law or applicable stock exchange requirements (as certified by the Company to the Trustee), subject, in the case of Global Securities, to the applicable rules and procedures of the Depositary. The Trustee shall make the selection from the Notes outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of the Notes that have denominations greater than a principal amount of $2,000. Securities of the Series and portions of them it selects shall be in amounts of $1,000 or whole multiples of $1,000 or, with respect to Securities of any Series issuable in other denominations pursuant to Section 2.2.10, the minimum principal denomination for each Series and the authorized integral multiples thereof. Provisions of this Indenture that apply to Securities of a Series called for redemption also apply to portions of Securities of that Series called for redemption.”

SECTION 2.8.  Notice of Redemption. The first paragraph of Section 3.3 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“At least 15 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail (or by electronic transmission or otherwise in accordance with the Applicable Procedures) to each Holder whose Securities are to be redeemed, with a copy to the Trustee.”

SECTION 2.9.  Optional Redemption. A new Section 3.7 shall be added after Section 3.6 of the Base Indenture, which shall read as follows:

“Section 3.7 Optional Redemption.

(a)              The Company may redeem the Notes, in whole or in part, at any time prior to October 1, 2049 (the “Par Call Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) on the Notes to be redeemed (assuming that such Notes matured on the Par Call Date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 25 basis points, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest, if any, to, but excluding, the redemption date.

(b)              If the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the full amount of accrued and unpaid interest on the redemption date to the Holder of record on the record date.

(c)              On or after the Par Call Date, the Notes will be redeemable, in whole or in part, at the Company’s option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

(d)              The Company is entitled to redeem the Notes, at its option, at any time as a whole but not in part, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to the registered address of each Holder (such notice to be provided not more than 90 days before the next date on which the Company would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of Notes of record on the relevant record date to receive interest due on an interest payment that is on or prior to the redemption date), in the event the Company becomes, or will become, obligated to pay, on the next date on which any amount may be payable with respect to the Notes, any Additional Amounts as a result of (i) a change in, or amendment to, the laws or regulations of any Relevant Taxing Jurisdiction or (ii) a change in any official position or the introduction of an official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced and becomes effective on or after the issue date of the Notes and such Additional Amounts cannot (as certified in an Officer’s Certificate to the Trustee) be avoided by the use of reasonable measures available to the Company. Notice of the Company’s intent to redeem the Notes pursuant to this Section 3.7(d) shall not be effective until such time as it delivers to the Trustee an (1) Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to such right of redemption have occurred and (2) opinion of independent legal counsel stating that the Company is or will become obligated to pay Additional Amounts because of an amendment to or change in law or regulation or position as set forth in this Section 3.7(d).

SECTION 2.10.  Limitation on Liens. A new Section 4.6 shall be added after Section 4.5 in the Base Indenture, which shall read as follows:

“Section 4.6   Limitation on Liens.

(a)              The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness secured by a Security Interest upon any Principal Property of the Company or of a Restricted Subsidiary, whether owned as of the date of this Indenture or hereafter acquired, without making effective provision (and the Company hereby covenants that in any such case it shall make or cause to be made effective provision) whereby the Notes then outstanding and any other Indebtedness of the Company or any Restricted Subsidiary then entitled thereto shall be secured by such Security Interest equally and ratably with (or prior to) any and all other Indebtedness of the Company or any Restricted Subsidiary thereby secured for so long as any such other Indebtedness of the Company or any Restricted Subsidiary shall be so secured; provided, that nothing in this Section 4.6 shall prevent, restrict or apply to Indebtedness secured by:

   (i)              any Security Interest upon property or assets existing at the time of the acquisition thereof, which Security Interest secures obligations assumed by the Company or any Restricted Subsidiary;

   (ii)             any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by the Company or any Restricted Subsidiary;

   (iii)            any Security Interest existing on the property or assets or shares of stock of an entity at the time such entity is merged or amalgamated with or into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such entity as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary or at the time such entity becomes a Restricted Subsidiary;

   (iv)            any Security Interest existing on the property, assets or shares of stock of any successor entity that becomes the Company in accordance with the provisions of Section 5.1 of the Base Indenture;

   (v)          any Security Interest upon property or assets (x) existing at the time of, or created within 360 days after, the acquisition of such property or assets, or (y) securing Indebtedness incurred to finance all or part of the purchase price of such property or assets or the cost of constructing, improving, developing or expanding such property or assets that was incurred before, at the time of, or created within 360 days after, the later to occur of the completion of such construction, improvement, development or expansion or the commencement of commercial operation or use of the property or assets;

   (vi)         any Security Interest that secures any Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

   (vii)        mechanics’, materialmen’s and other like liens (including those relating to construction, repair and storage) arising in the ordinary course of business;

   (viii)       any Security Interest arising by reason of deposits or security given to governmental agencies required in order to do business with the government;

   (ix)          Security Interests for taxes, assessments or governmental charges not yet delinquent or Security Interests for taxes, assessments or governmental charges already delinquent but the validity of which is being contested in good faith;

   (x)           Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

   (xi)          landlords’ liens on fixtures located on property leased by the Company or any Restricted Subsidiary in the ordinary course of business;

   (xii)         any Security Interest in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

   (xiii)        any Security Interest incurred in connection with pollution control, sewage or solid waste disposal, industrial revenue or similar financings;

   (xiv)        any Security Interest created by any program providing for the financing, sale or other disposition of trade or other receivables qualified as current assets in accordance with GAAP entered into by the Company or by any Restricted Subsidiary, provided that such program is on terms comparable for similar transactions, or any document executed by the Company or any Restricted Subsidiary in connection therewith, and provided that such Security Interest is limited to the trade or other receivables in respect of which such program is created or exists and the proceeds thereof; or

   (xv)         any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Security Interest referred to in the foregoing clauses (i) through (xiv), inclusive, provided that the Security Interest securing such Indebtedness shall be limited to the property or assets which, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets, and the principal amount of such refinancing Indebtedness secured by such Security Interest does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such above-referenced refinancings.

Notwithstanding the foregoing provisions of this Section 4.6(a), the Company or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Indebtedness secured by a Security Interest without so securing the Notes if, at the time such Security Interest becomes a Security Interest upon any Principal Property of the Company or such Restricted Subsidiary and after giving effect thereto, the aggregate outstanding principal amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by Security Interests and permitted by this sentence (including the Attributable Debt in respect of Sale and Leaseback Transactions, but excluding Attributable Debt in respect of any Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Section 4.7(b)) does not exceed 15% of Consolidated Tangible Assets.

(b)              In the event that the Company shall hereafter secure the Notes equally and ratably with or prior to any other obligation or Indebtedness pursuant to the provisions of this Section 4.6, the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with or prior to such other obligations or Indebtedness.”

SECTION 2.11.  Limitations on Sale and Leaseback Transactions. A new Section 4.7 shall be added after the newly added Section 4.6 of the Base Indenture, which shall read as follows:

“Section 4.7   Limitations on Sale and Leaseback Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or any Restricted Subsidiary of any Principal Property owned or hereafter acquired by the Company or such Restricted Subsidiary (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a “Sale and Leaseback Transaction”) unless:

(a)              the Company or such Restricted Subsidiary would be permitted pursuant to Section 4.6 to incur Indebtedness secured by a Security Interest on the Principal Property to be leased, in an aggregate principal amount equal to the Attributable Debt associated with such Sale and Leaseback Transaction, without equally and ratably securing the Notes;

(b)              within 180 days after the effective date of the Sale and Leaseback Transaction, the Company applies an amount equal to the fair value (as determined by the Board of Directors) of such Principal Property to be leased to the redemption or retirement of the Notes and/or any other Securities issued under the Indenture or to the payment or other retirement of other Indebtedness of the Company that ranks senior to or pari passu with the Notes or of Indebtedness incurred by any Restricted Subsidiary (other than, in either case, Indebtedness owned by the Company or any Restricted Subsidiary); or

(c)              within 180 days after entering into the Sale and Leaseback Transaction, the Company enters into a bona fide commitment or commitments to expend for the acquisition or capital improvement of a Principal Property an amount at least equal to the fair value (as determined by the Board of Directors) of such Principal Property to be leased.

Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, effect any Sale and Leaseback Transaction that is not allowable under clauses (a) through (c) of this Section 4.7 if, at the time of such Sale and Leaseback Transaction, the Attributable Debt associated with such Sale and Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness secured by Security Interests upon Principal Property pursuant to the last sentence of Section 4.6(a), does not exceed 15% of Consolidated Tangible Assets. The calculation of such aggregate principal amount of outstanding Indebtedness secured by Security Interests upon Principal Property shall exclude (i) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with any refinancing and (ii) any Attributable Debt in connection with which the Company has purchased property, retired or defeased Indebtedness as described in Section 4.7(b).”

SECTION 2.12.  Withholding Taxes and Other Taxes. A new Section 4.8 shall be added after the newly added Section 4.7 of the Base Indenture, which shall read as follows:

“Section 4.8   Withholding Taxes and Other Taxes.

(a)              All payments made by or on behalf of the Company under or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future tax, duty, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed or levied by or on behalf of (1) the government of Canada or any province or territory of Canada, (2) any other jurisdiction in which the Company is organized or otherwise is resident for tax purposes or (3) any jurisdiction from or through which payment is made, in each case including any political subdivision or any authority or agency therein or thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless required by law or the interpretation or administration thereof. If the Company is obligated to withhold or deduct any amount on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Company shall:

   (i)            make such withholding or deduction;

   (ii)           remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

   (iii)          subject to the limitations in Section 4.8(b), pay such additional amounts (“Additional Amounts”) as additional interest as may be necessary so that the net amounts received by each Holder, after such withholding or deduction (including any such withholding or deduction on such Additional Amounts) will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted;

   (iv)         furnish to the Trustee for the benefit of the Holders and beneficial owners of Notes, within 60 days after the date of the payment or remittance of any Taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authority for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not reasonably obtainable, other documentation evidencing the remittance by the Company of those Taxes; and

   (v)          at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the Trustee an Officer’s Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the Trustee may request to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date.

(b)               Notwithstanding the foregoing Section 4.8(a), no Additional Amounts will be paid with respect to or in respect of a payment made to or in respect of any Holder or beneficial owner of the Notes (an “Excluded Holder”):

   (i)           with which the Company does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

   (ii)          for or on account of Canadian withholding Taxes imposed on a payment under or with respect to a Note that is deemed under subsection 214(16) of the Income Tax Act (Canada)(or any similar successor provision or equivalent provision of any provincial or territorial law) to be a dividend;

   (iii)         for or on account of any Taxes that are imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a Holder or beneficial owner who would have been able to avoid such Taxes by presenting the relevant Note to another Paying Agent;

   (iv)         which is subject to such Taxes by reason of the Holder or the beneficial owner of the Note (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, trust, nominee, partnership, limited liability company or corporation) being a resident, domiciliary or national of, incorporated in, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some present or former connection with the Relevant Taxing Jurisdiction otherwise than solely by the mere acquisition, holding or disposition of the Notes or the receipt of payments or enforcement of rights thereunder;

   (v)          for or on account of any Taxes imposed or deducted or withheld by reason of the failure of the Holder or beneficial owner of the Note to complete, execute and deliver to the Company, any reasonable form or document concerning such Holder’s or beneficial owner’s nationality, citizenship, residence, identity or connection with the Relevant Taxing Jurisdiction, provided (1) such form or document is required by law (including any applicable tax treaty) or by reason of the interpretation or administration of such law in order to enable the Company to make payments on the Note without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, and (2) the Company has provided a timely written request to the Holder for such form or document;

   (vi)         for or on account of any Taxes imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder or beneficial owner (except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

   (vii)        for or on account of any estate, inheritance, gift, sales, transfer, excise, personal property or similar Tax;

   (viii)       for or on account of any Tax that is payable otherwise than by withholding from payments under or with respect to the Notes (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada), or any similar successor provision or equivalent provision of any provincial or territorial law);

   (ix)          if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the Relevant Taxing Jurisdiction for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, member or beneficial owner been the Holder of the Note;

   (x)           for or on account of any Tax imposed pursuant to Sections 1471 through 1474 of the Code (including any amended or successor version), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement, treaty or convention between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

   (xi)          any Taxes imposed by the United States or any political subdivision thereof; or

   (xii)         any combination of the exceptions listed in clauses (i) through (xi) immediately above.

(c)               Any reference in this Indenture to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Company’s obligation to make payments of Additional Amounts will survive any termination of this Indenture or the defeasance of any rights hereunder.

(d)              Without duplication of the foregoing, the Company shall indemnify and hold harmless each Holder and beneficial owner of Notes (other than an Excluded Holder), and upon written request therefor, shall reimburse each such Holder and beneficial owner (without duplication), for the full amount of (x) any Taxes imposed by a Relevant Taxing Jurisdiction and paid by such Holder or beneficial owner as a result of payments made under or with respect to the Notes and (y) any Taxes levied or imposed and paid by such Holder or beneficial owner with respect to any reimbursement under (x) above, but excluding any such Taxes on or computed by reference to such Holder’s or beneficial owner’s net income, revenue, profits or capital.

(e)              Without duplication of the foregoing, the Company shall pay any present or future stamp, issue, registration, court or documentary taxes or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance, registration or enforcement of the Notes, this Indenture or any other document or instrument in relation thereto, and the Company shall indemnify the Holders and beneficial owners of the Notes for any such amounts (including penalties, interest and other liabilities related thereto) paid by such Holders and beneficial owners.

(f)               Each Holder or beneficial owner of the Notes shall cooperate with the Company and the Trustee to provide any information or documentation reasonably requested by the Company or the Trustee in connection with the foregoing and to assist the Company or the Trustee in determining the applicable withholding tax rate and the amount of Additional Amounts or indemnity payments payable in respect thereof (though the foregoing shall impose no obligation on the Trustee other than pursuant to applicable laws or regulations).”

SECTION 2.13.  When the Company May Merge, Amalgamate, Etc.. The first paragraph of Section 5.1 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (a “successor person”) if such transaction or series of transactions, in the aggregate, would result in a conveyance, transfer or lease of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any successor person, unless:

(a)       the Company is the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of Canada or any province or territory thereof or any U.S. domestic jurisdiction and assumes by supplemental indenture the Company’s obligations under the Notes and the Indenture; and

(b)      immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.”

SECTION 2.14.  Covenant Defeasance. The first paragraph of Section 8.4 of the Base Indenture shall be amended and restated in its entirety to read as follows:

“The Company may omit to comply with respect to the Notes with any term, provision or condition set forth under Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 5.1 as well as Article XII (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to the Notes under Section 6.1), provided that the following conditions shall have been satisfied:”

SECTION 2.15.  Change of Control Triggering Event. A new Article XII shall be added after Article XI of the Base Indenture, which shall read as follows:

“ARTICLE XII

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDERS

Section 12.1          Repurchase at Option of Holders Upon a Change of Control Triggering Event

(a)          Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Article III of the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date; provided that (i) any such portion to be repurchased must be an integral multiple of $1,000 and (ii) the principal amount of any Note remaining after such repurchase must equal $2,000 or an integral multiple of $1,000 in excess thereof.

(b)          Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first-class mail (or by electronic transmission or otherwise in accordance with the Applicable Procedures), a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i)              the events causing the Change of Control;

(ii)             the date of the Change of Control;

(iii)            the amount of the Change of Control Payment;

(iv)            the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”);

(v)             if the notice is sent prior to any Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

(vi)            the name and address of the Paying Agent;

(vii)          that the Holder must complete the Change of Control Repurchase Notice (as defined below) to participate in the Change of Control Offer; and

(viii)          any other procedures that Holders must follow to require the Company to repurchase the Notes.

(c)           Repurchases of Notes under this Section 12.1 shall be made, at the option of the Holder thereof, upon:

(i)              delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Change of Control Repurchase Notice”) in the form set forth on the reverse of the Note at any time prior to 5:00 p.m., New York City time, on the Change of Control Payment Date; or

(ii)             delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Change of Control Repurchase Notice (together with all necessary endorsements) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Change of Control Payment therefor; provided that such Change of Control Payment shall be so paid pursuant to this Section 12.1 only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Change of Control Repurchase Notice.

The Change of Control Repurchase Notice shall state:

(i)              if certificated, the certificate numbers of Notes to be delivered for repurchase;

(ii)             the portion of the principal amount of Notes to be repurchased (which portion to be repurchased must be an integral multiple of $1,000);

(iii)            that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture; and

(iv)            if such Change of Control Repurchase Notice is delivered prior to the occurrence of a Change of Control pursuant to a definitive agreement giving rise to a Change of Control, that the Holder acknowledges that the Company’s offer is conditioned on the consummation of such Change of Control; provided, however, that if the Notes are not in certificated form, the Change of Control Repurchase Notice must comply with appropriate procedures of the Depositary.

(d)          On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)              accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)             deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(iii)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased.

(e)          The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(f)           The Trustee shall not have any obligation to monitor the occurrence or dates of any Change of Control Triggering Event and may rely conclusively on an Officer’s Certificate from the Company related to such Change of Control Triggering Event. The Trustee shall not have any obligation to notify the Holders of the occurrence or dates of any Change of Control Triggering Event.

Section 12.2          Compliance with Tender Offer Rules

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.”

SECTION 2.16.  Consent to Jurisdiction and Service. A new Section 10.19 shall be added after Section 10.18 of the Base Indenture, which shall read as follows:

“Section 10.19   Consent to Jurisdiction and Service

The Company hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York and the County and State of New York, United States of America in any suit or proceeding arising out of or relating to the Notes, the Indenture or the transactions contemplated thereby. The Company waives any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. The Company agrees that final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any court to the jurisdiction of which the Company is subject by a suit upon such judgment. The Company irrevocably appoints Corporation Service Company, located at 80 State Street, Albany, New York 12207-2543, as its authorized agent in the State of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to the Company by the person serving the same to the address provided in this Section 10.19, shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company hereby represents and warrants that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of seven years from the date of this Indenture.”

ARTICLE Three

MISCELLANEOUS

SECTION 3.1.  Construction. Unless otherwise supplemented or amended by this Fourth Supplemental Indenture, the Base Indenture is incorporated by reference in full into this Fourth Supplemental Indenture, and all parties to this Fourth Supplemental Indenture agree to be bound by the terms and provisions of the Base Indenture as supplemented and amended by this Fourth Supplemental Indenture. The Base Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourth Supplemental Indenture supersede any similar provisions included in the Base Indenture unless not permitted by law.

SECTION 3.2.  Conflicts. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Fourth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 3.3. Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.4.  Severability. In case any provision in this Fourth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein and therein shall not in any way be affected or impaired thereby.

SECTION 3.5.  Benefits of the Indenture. Nothing in this Fourth Supplemental Indenture, expressed or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

SECTION 3.6.  Governing Law. This Fourth Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York and this Fourth Supplemental Indenture and each such Note shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.7.  Defined Terms. All terms used in this Fourth Supplemental Indenture not otherwise defined herein that are defined in the Base Indenture shall have the meanings set forth therein.

SECTION 3.8.  Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page hereto by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Fourth Supplemental Indenture.

SECTION 3.9.  Concerning the Trustee. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

WASTE CONNECTIONS, INC.

By:	/s/ Mary Anne Whitney
	Name:	Mary Anne Whitney
	Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE CEDE & CO., BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

WASTE CONNECTIONS, INC.

3.050% SENIOR NOTES DUE 2050

CUSIP NO. 94106BAB7

ISIN NO. US94106BAB71

No.	$

Waste Connections, Inc., a corporation existing under the laws of Ontario, Canada (herein called the “Company,” which term includes any successor person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [________________]2 or its registered assigns, the principal sum of ____________________ ($___________________) United States dollars[, or such greater or lesser amount as may from time to time be endorsed on the Schedule of Increases and Decreases of Interests in the Global Note attached hereto (but in no event may such amount exceed the aggregate principal amount of Notes authenticated pursuant to Section 2.3 of the Indenture referred to below and then outstanding pursuant the terms of the Indenture)]3, on April 1, 2050, at the office or agency of the Company referred to below, and to pay interest thereon from [____________________]4 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing October 1, 2020 at the rate of 3.050% per annum, in United States dollars, until the principal hereof is paid or duly provided for. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

1 These paragraphs should be included only if the Note is issued in global form.

2 Cede & Co., if issued in global form.

The Company will duly and punctually pay the principal of and interest, if any, on the Notes in whose name the Notes are registered at the close of business on the March 15 and September 15 immediately preceding the related interest payment dates. On or before 11:00 a.m. New York City time, on the applicable interest payment date, the Company shall deposit with the Paying Agent money sufficient to pay the principal of and interest, if any, on the Notes. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Holders of the Notes on a subsequent special record date. The Company shall fix the record date and payment date. At least 10 days before the special record date, the Company shall send by first-class mail (or by electronic transmission or otherwise in accordance with the Applicable Procedures) to the Trustee and to each Holder of the Notes a notice that states the special record date, the payment date and the amount of interest to be paid. The Company may pay defaulted interest in any other lawful manner.

Payment of the principal of, premium, if any, and interest on, this Security, and exchange or transfer of this Security, will be made at the office or agency of the Company in The City of New York maintained for such purpose, or at such other office or agency as may be maintained for such purpose (which initially will be the Corporate Trust Office of the Trustee or its affiliate located at 633 West Fifth Street, Los Angeles, CA 90071), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear on the Security register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

For purposes of the disclosure required by the Interest Act (Canada), whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

3 Use if Global Security

4 March 13, 2020 for the initial Notes.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature of an authorized signer, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of one of its authorized officers.

WASTE CONNECTIONS, INC., as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 3.050% Senior Notes due 2050 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
Dated:

[FORM OF REVERSE SIDE OF SECURITY]

WASTE CONNECTIONS, INC.

3.050% Senior Notes due 2050

This Security is one of a duly authorized issue of Securities of the Company designated as its 3.050% Senior Notes due 2050 (herein called the “Securities”), initially in aggregate principal amount to $500,000,000, issued under and subject to the terms of an indenture (herein called the “Indenture”) dated as of November 16, 2018, between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a Fourth Supplemental Indenture, dated as of March 13, 2020, between the Company and the Trustee to which the Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is subject to optional redemption and a special tax redemption, and may be the subject of an offer to purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities. In the event of redemption of this Security in accordance with the Indenture in part only, a new Security or Securities in principal amount equal to the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities, unless the Company has exercised its right to redeem the Securities pursuant to Article III of the Indenture, each Holder of the Securities shall have the right to require the Company to purchase all or a portion (such that (i) any such portion to be repurchased must be an integral multiple of $1,000 and (ii) the principal amount of any Note remaining after such repurchase must equal $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Security pursuant to Article XII of the Indenture.

If an Event of Default shall occur and be continuing, the principal amount of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of (a) the entire Indebtedness on the Securities and (b) certain covenants and Events of Default, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders and certain amendments which require the consent of all of the Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and the Securities at any time by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding that are affected. The Indenture also contains provisions permitting the Holders of at least a majority in aggregate principal amount of the Securities (100% of the Holders in certain circumstances) at the time Outstanding that are affected, to waive compliance by the Company with certain provisions of the Indenture and the Securities and certain past Defaults and Events of Default under the Indenture and the Securities and their consequences. Any such consent, amendment or waiver by or on behalf of the Holder of this Security, once effective, shall be conclusive and binding upon every Holder affected by such amendment or waiver, with certain exceptions, and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company or any other obligor on the Securities (in the event such other obligor is obligated to make payments in respect of the Securities), which is absolute and unconditional, to pay the principal of, and premium, if any, and interest, if any, on, this Security at the times, place, and rate, and in the coin or currency, herein prescribed without the consent of the Holder of this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the register that the Registrar shall keep with respect to the Securities and to their transfer and exchange, upon surrender of this Security for registration of transfer at the office or agency of the Company at the Corporate Trust Office, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Except as indicated in the Indenture, no service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

A director, officer, employee or stockholder (past or present), as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company, the Trustee and any Agent shall treat a person as the Holder of such principal amount of outstanding Notes represented by a Global Security as shall be specified in a written statement of the Depositary or by the applicable procedures of such Depositary with respect to such Global Security, for purposes of obtaining any consents, declarations, waivers or directions required to be given by the Holders pursuant to the Indenture.

THIS SECURITY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

CHANGE OF CONTROL REPURCHASE NOTICE

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 12.1 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Tax Identification No:

Signature Guarantee*:

*Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES OF INTERESTS
IN THE GLOBAL SECURITY5

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[5]	This should be included only if the Security is a Global Security.

A-9